EXHIBIT 99.1
1Q 2025 Earnings Release

FOR IMMEDIATE RELEASE	May 2, 2025

ExxonMobil Announces First-Quarter 2025 Results
•Execution of the company's strategy drove both industry-leading earnings of $7.7 billion and cash flow from operations of $13.0 billion1
•Three-year total shareholder return CAGR of 17% lead industry and large industrials1
•Distributed industry-leading $9.1 billion in shareholder distributions including $4.3 billion in dividends1
•Commenced operations at the China Chemical Complex and 2nd Advanced Recycling Unit in Baytown

Results Summary

Dollars in millions (except per share data)	1Q25	4Q24	Change vs 4Q24	1Q24	Change vs 1Q24
Earnings (U.S. GAAP)	7,713	7,610	+103	8,220	-507
Earnings Excluding Identified Items (non-GAAP)	7,713	7,394	+319	8,220	-507

Earnings Per Common Share ²	1.76	1.72	+0.04	2.06	-0.30
Earnings Excluding Identified Items Per Common Share (non-GAAP) ²	1.76	1.67	+0.09	2.06	-0.30

SPRING, Texas – May 2, 2025 – Exxon Mobil Corporation today announced first-quarter 2025 earnings of $7.7 billion, or $1.76 per share assuming dilution. Cash flow from operating activities was $13.0 billion and free cash flow was $8.8 billion. Shareholder distributions of $9.1 billion included $4.3 billion of dividends and $4.8 billion of share repurchases, consistent with the company's announced plans.

“In this uncertain market, our shareholders can be confident in knowing that we're built for this. The work we've done to transform our company over the past eight years positions us to excel in any environment,” said Darren Woods, chairman and chief executive officer.

“In the first quarter, we earned $7.7 billion and generated $13.0 billion in cash flow from operations. Since 2019, the strategic choices we made to reduce costs, grow advantaged volumes, and optimize our operations have strengthened quarterly earnings power by about $4 billion at current prices and margins.3 This year, we're starting up 10 advantaged projects that are expected to generate more than $3 billion of earnings in 2026 at constant prices and margins.4 Continuously leveraging our competitive advantage is enabling the company to excel in the current market environment and deliver on our plans through 2030 and far into the future.”

1 Earnings, cash flow from operations and shareholder distributions for the IOCs are actuals for companies that reported results on or before April 30, 2025, or estimated using Factset consensus as of April 30. IOCs includes each of BP, Chevron, Shell and TotalEnergies. Total shareholder return CAGR compares to each IOC and the average of large-cap S&P industrials as of March 31. Large-cap S&P industrials refer to companies in the S&P Industrials sector with market capitalization >$75 billion as of December 31, 2024.
2 Assuming dilution.
3 Current prices and margins refers to $65/bbl Brent, $3/mmbtu Henry Hub, $12/mmbtu TTF, and average Energy, Chemical, and Specialty Products margins for April 2025, which approximate prices and margins in April 2025.
4 Earnings contributions are adjusted to 2024 $65/bbl real Brent (assumes annual inflation of 2.5%) and 10-year average Energy, Chemical, and Specialty Product margins, which refer to the average of annual margins from 2010-2019.

1Q24 to 1Q25 Earnings Driver Analysis

YE24 to 1Q25 Cash Flow

Financial Highlights
•First-quarter earnings were $7.7 billion versus $8.2 billion in the first quarter of 2024. Advantaged volume growth in the Permian and Guyana, additional structural cost savings and favorable timing effects mostly offset lower earnings due to a significant decline in industry refining margins, weaker crude prices, lower base volumes from strategic divestments and higher expenses from growth initiatives.
•Achieved $12.7 billion of cumulative Structural Cost Savings versus 2019, more than all cost savings reported by other IOCs combined.1 This total includes $0.6 billion of additional cost savings achieved during the quarter. The company expects to deliver $18 billion of cumulative savings through the end of 2030 versus 2019.
•Generated strong cash flow from operations of $13.0 billion and free cash flow of $8.8 billion in the first quarter. Industry-leading shareholder distributions of $9.1 billion included $4.3 billion of dividends and $4.8 billion of share repurchases, consistent with the company's annual $20 billion share-repurchase program through 2026.
•The Corporation declared a second-quarter dividend of $0.99 per share, payable on June 10, 2025, to shareholders of record of Common Stock at the close of business on May 15, 2025.
•The company's industry-leading debt-to-capital and net-debt-to-capital ratio was 12% and 7% respectively, reflecting debt repayment of $4.6 billion in the quarter. The period-end cash balance was $18.5 billion.2
•Cash capital expenditures were $5.9 billion, consistent with the company's full-year guidance range of $27 billion to $29 billion, and includes $5.9 billion of additions to property, plant and equipment.

1 IOC structural cost savings reflect reported cost savings as of April 30, 2025. Sourced from company disclosures.
2 Net debt is total debt of $37.6 billion less $17.0 billion of cash and cash equivalents excluding restricted cash. Net-debt to-capital ratio is net debt divided by the sum of net debt and total equity of $269.8 billion. Period-end cash balance includes cash and cash equivalents including restricted cash. ExxonMobil has lower net debt-to-capital and debt-to-capital than all IOCs. Net debt-to-capital and debt-to-capital are sourced from Bloomberg. Figures are actuals for IOCs that reported results on or before April 30, 2025, or estimated using Bloomberg consensus as of May 1, 2025.

EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Earnings/(Loss) (U.S. GAAP)
United States	1,870	1,256	1,054
Non-U.S.	4,886	5,242	4,606
Worldwide	6,756	6,498	5,660

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	1,870	1,616	1,054
Non-U.S.	4,886	4,667	4,606
Worldwide	6,756	6,283	5,660

Production (koebd)	4,551	4,602	3,784
•Upstream first-quarter earnings were $6.8 billion, $1.1 billion higher than the same quarter last year. Earnings increased due to advantaged assets volume growth from the Permian and Guyana, and structural cost savings. Weaker crude realizations and higher depreciation were offset by other net favorable impacts primarily related to divestments. Net production increased 20%, or 767,000 oil-equivalent barrels per day, to 4.6 million oil-equivalent barrels per day from Permian growth driven by the acquisition of Pioneer, partly offset by non-core asset divestments.
•Compared to the fourth quarter, earnings increased $258 million driven by stronger natural gas and crude realizations, lower exploration costs and seasonally lower expenses, partly offset by the absence of favorable tax and divestment impacts. Net production in the first quarter decreased 51,000 oil-equivalent barrels per day versus the prior quarter reflecting the divestments.

Energy Products
Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Earnings/(Loss) (U.S. GAAP)
United States	297	296	836
Non-U.S.	530	106	540
Worldwide	827	402	1,376

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	297	330	836
Non-U.S.	530	(7)	540
Worldwide	827	323	1,376

Energy Products Sales (kbd)	5,283	5,537	5,232
•Energy Products first-quarter 2025 earnings were $827 million, compared to $1.4 billion in the same quarter last year as significantly weaker industry refining margins were partially offset by favorable timing effects, structural cost savings, favorable foreign exchange effects and the absence of unfavorable inventory impacts.
•Compared to the fourth quarter, earnings increased $425 million due to stronger North American industry refining margins driven by industry outages, favorable timing effects and lower seasonal expenses. These favorable impacts were partially offset by lower volumes from higher scheduled maintenance and the absence of favorable year-end inventory and asset management gains.

Chemical Products
Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Earnings/(Loss) (U.S. GAAP)
United States	255	230	504
Non-U.S.	18	(110)	281
Worldwide	273	120	785

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	255	273	504
Non-U.S.	18	(58)	281
Worldwide	273	215	785

Chemical Products Sales (kt)	4,776	4,635	5,054
•Chemical Products earnings were $273 million compared to $785 million in the same quarter last year. Results were impacted by weaker industry margins, lower sales volumes, and higher expenses from turnaround activity and advantaged project start-up costs.
•First-quarter earnings improved $153 million versus the fourth quarter. Higher base volumes and lower expenses were partly offset by weaker margins from higher feed and energy costs.
•The company recently commenced operations ahead of schedule and under budget at its China Chemical Complex. When fully operational, the project will have the capacity to produce 1.7 million tons per year of polyethylene and 850,000 tons per year of polypropylene. More than 75% of the facility capacity will be capable of producing high-value products. Production is ramping up throughout 2025.
•The company's second advanced recycling unit in Baytown commenced operations in April and has the capacity to process 80 million pounds per year of plastic waste, doubling existing advanced recycling capacity.

Specialty Products
Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Earnings/(Loss) (U.S. GAAP)
United States	322	350	404
Non-U.S.	333	396	357
Worldwide	655	746	761

Earnings/(Loss) Excluding Identified Items (non-GAAP)
United States	322	354	404
Non-U.S.	333	405	357
Worldwide	655	759	761

Specialty Products Sales (kt)	1,936	1,814	1,959
•Specialty Products continued to deliver strong earnings from its portfolio of high-value products. First-quarter earnings of $655 million were down from $761 million in the same quarter last year as the impact from additional structural cost savings was more than offset by higher expenses from new market developments and unfavorable foreign exchange impacts.
•Earnings decreased $91 million versus the fourth quarter. Higher basestock feed costs and the absence of favorable tax and year-end inventory impacts were partly offset by lower seasonal expenses.

Corporate and Financing
Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Earnings/(Loss) (U.S. GAAP)	(798)	(156)	(362)
Earnings/(Loss) Excluding Identified Items (non-GAAP)	(798)	(186)	(362)
•Corporate and Financing first-quarter net charges of $798 million increased $436 million compared to the same quarter last year due to lower interest income, unfavorable foreign exchange effects and increased pension-related expenses.
•Net charges increased $642 million versus the fourth quarter driven by unfavorable foreign exchange effects, higher corporate costs and unfavorable tax impacts.

CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Net income/(loss) including noncontrolling interests	8,033	7,955	8,566
Depreciation and depletion (includes impairments)	5,702	6,585	4,812
Changes in operational working capital, excluding cash and debt	(878)	(1,552)	2,008
Other	96	(759)	(722)
Cash Flow from Operating Activities (U.S. GAAP)	12,953	12,229	14,664

Proceeds from asset sales and returns of investments	1,823	3,231	703
Cash Flow from Operations and Asset Sales (non-GAAP)	14,776	15,460	15,367

Less: Changes in operational working capital, excluding cash and debt	878	1,552	(2,008)
Cash Flow from Operations and Asset Sales excluding Working Capital (non-GAAP)	15,654	17,012	13,359

Less: Proceeds from asset sales and returns of investments	(1,823)	(3,231)	(703)
Cash Flow from Operations excluding Working Capital (non-GAAP)	13,831	13,781	12,656

FREE CASH FLOW

Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Cash Flow from Operating Activities (U.S. GAAP)	12,953	12,229	14,664
Additions to property, plant and equipment	(5,898)	(6,837)	(5,074)
Additional investments and advances	(153)	(2,261)	(421)
Other investing activities including collection of advances	93	1,615	215
Proceeds from asset sales and returns of investments	1,823	3,231	703
Inflows from noncontrolling interest for major projects	22	20	12
Free Cash Flow (non-GAAP)	8,840	7,997	10,099

CASH CAPITAL EXPENDITURES

Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Additions to property, plant and equipment	5,898	6,837	5,074
Additional investments and advances	153	2,261	421
Other investing activities including collection of advances	(93)	(1,615)	(215)
Inflows from noncontrolling interests for major projects	(22)	(20)	(12)
Total Cash Capital Expenditures (non-GAAP)	5,936	7,463	5,268

Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Upstream
United States	2,983	3,152	2,324
Non-U.S.	2,010	2,702	1,781
Total	4,993	5,854	4,105

Energy Products
United States	127	169	187
Non-U.S.	251	449	330
Total	378	618	517

Chemical Products
United States	154	246	81
Non-U.S.	137	337	259
Total	291	583	340

Specialty Products
United States	52	78	19
Non-U.S.	58	73	61
Total	110	151	80

Other
Other	164	257	226

Worldwide	5,936	7,463	5,268

CALCULATION OF STRUCTURAL COST SAVINGS

Dollars in billions (unless otherwise noted)	Twelve Months Ended December 31,		Three Months Ended March 31,
	2019	2024	2024	2025
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8	39.6	9.1	10.1
Selling, general and administrative expenses	11.4	10.0	2.5	2.5
Depreciation and depletion (includes impairments)	19.0	23.4	4.8	5.7
Exploration expenses, including dry holes	1.3	0.8	0.1	0.1
Non-service pension and postretirement benefit expense	1.2	0.1	—	0.1
Subtotal	69.7	74.0	16.5	18.5
ExxonMobil’s share of equity company expenses (non-GAAP)	9.1	9.6	2.4	2.6
Total Adjusted Operating Costs (non-GAAP)	78.8	83.6	18.9	21.1

Total Adjusted Operating Costs (non-GAAP)	78.8	83.6	18.9	21.1
Less:
Depreciation and depletion (includes impairments)	19.0	23.4	4.8	5.7
Non-service pension and postretirement benefit expense	1.2	0.1	—	0.1
Other adjustments (includes equity company depreciation and depletion)	3.6	3.7	0.9	1.3
Total Cash Operating Expenses (Cash Opex) (non-GAAP)	55.0	56.4	13.2	14.1

Energy and production taxes (non-GAAP)	11.0	13.9	3.4	3.9
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)	44.0	42.5	9.8	10.2

		Change vs 2019		Change vs 2024	Estimated Cumulative vs 2019
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (non-GAAP)		-1.5		+0.4

Market		+4.0		0.0
Activity / Other		+6.6		+1.0
Structural Cost Savings		-12.1		-0.6	-12.7

This press release also references Structural Cost Savings, which describes decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, divestment-related reductions, and other cost-saving measures, that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative Structural Cost Savings totaled $12.7 billion, which included an additional $0.6 billion in the first three months of 2025. The total change between periods in expenses above will reflect both Structural Cost Savings and other changes in spend, including market drivers, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations, mergers and acquisitions, new business venture development, and early-stage projects. Structural cost savings from new operations, mergers and acquisitions, and new business venture developments are included in the cumulative structural cost savings. Estimates of cumulative annual structural cost savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural cost savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on May 2, 2025. To listen to the event or access an archived replay, please visit www.exxonmobil.com.
Selected Earnings Driver Definitions
Advantaged volume growth. Represents earnings impact from change in volume/mix from advantaged assets, advantaged projects, and high-value products. See frequently used terms on page 11 for definitions of advantaged assets, advantaged projects, and high-value products.
Base volume. Represents and includes all volume/mix drivers not included in Advantaged volume growth driver defined above.
Structural cost savings. Represents after-tax earnings effect of Structural Cost Savings as defined on page 8, including cash operating expenses related to divestments.
Expenses. Represents and includes all expenses otherwise not included in other earnings drivers.
Timing effects. Represents timing effects that are primarily related to unsettled derivatives (mark-to-market) and other earnings impacts driven by timing differences between the settlement of derivatives and their offsetting physical commodity realizations (due to LIFO inventory accounting).
Cautionary Statement
Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions, future earnings power, potential addressable markets, or plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as lower-emission fuels, hydrogen, ammonia, lithium, direct air capture, low-carbon data centers, and other low carbon business plans to reduce emissions of ExxonMobil, its affiliates, and third parties, are dependent on future market factors, such as continued technological progress, stable policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, or rate of return; total capital expenditures and mix, including allocations of capital to low carbon investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in heritage Upstream Permian Basin unconventional operated assets by 2030 and in Pioneer Permian assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from its operated assets and other methane initiatives, to meet ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture and store CO2, produce hydrogen and ammonia, produce lower-emission fuels, produce lithium, create new advanced carbon materials, and use plastic waste as feedstock for advanced recycling; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; resource recoveries and production rates; and planned Pioneer and Denbury integrated benefits, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices and differentials for our products; changes in any part of the world in law, taxes, or regulation including environmental and tax regulations, trade sanctions, and timely granting of governmental permits and certifications; the development or changes in government policies supporting lower carbon and new market investment opportunities or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector and unequal support for different methods of emissions reduction; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of public health crises, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources and the success of new unconventional technologies; the level and outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government regulation of our growth opportunities; war, civil unrest, attacks against the company or industry and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; changes in market tariffs or realignment of global trade and supply chain networks; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2024 Form 10-K.
Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on the Company’s Global Outlook research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. Current trends for policy stringency and deployment of lower-emission solutions are not yet on a pathway to achieve net-zero by 2050. As such, the Global Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by the corporation or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, permitting, technological advancement for cost-effective abatement, insights from the company planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our corporate plan; however, actual investment levels will be subject to the availability of the opportunity set, public policy support, and focused on returns.

Frequently Used Terms and Non-GAAP Measures
This press release includes cash flow from operations and asset sales (non-GAAP). Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for the 2024 and 2025 periods is shown on page 6.
This press release also includes cash flow from operations excluding working capital (non-GAAP), and cash flow from operations and asset sales excluding working capital (non-GAAP). The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for the 2024 and 2025 periods is shown on page 6.
This press release also includes Earnings/(Loss) Excluding Identified Items (non-GAAP), which are earnings/(loss) excluding individually significant non-operational events with, typically, an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding Identified Items does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to each of corporate earnings and segment earnings are shown for 2025 and 2024 periods in Attachments II-a and II-b. Earnings per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.
This press release also references free cash flow (non-GAAP). Free cash flow is the sum of net cash provided by operating activities, net cash flow used in investing activities excluding cash acquired from mergers and acquisitions, and inflows from noncontrolling interests for major projects from financing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2024 and 2025 periods is shown on page 6.
This press release also references cash capital expenditures (non-GAAP). Cash capex is the sum of additions to property, plant and equipment; additional investments and advances; and other investing activities including collection of advances; reduced by inflows from noncontrolling interests for major projects, each from the Consolidated Statement of Cash Flows. The company believes it is a useful measure for investors to understand the cash impact of investments in the business, which is in line with standard industry practice. A breakdown of cash capex is shown on page 7.
References to resources or resource base may include quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release.
The term “project” as used in this news release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. The company may refer to these opportunities as projects in external disclosures at various stages throughout their progression.

Advantaged assets (Advantaged growth projects) when used in reference to the Upstream business, includes Permian, Guyana, and LNG.
Advantaged projects refers to capital projects and programs of work that contribute to Energy, Chemical, and/or Specialty Products segments that drive integration of segments/businesses, increase yield of higher value products, or deliver higher than average returns.
Base portfolio (Base) in our Upstream segment, refers to assets (or volumes) other than advantaged assets (or volumes from advantaged assets). In our Energy Products segment, refers to assets (or volumes) other than advantaged projects (or volumes from advantaged projects). In our Chemical Products and Specialty Products segments refers to volumes other than high-value products volumes.
Compound annual growth rate (CAGR) represents the consistent rate at which an investment or business result would have grown had the investment or business result compounded at the same rate each year.
Debt-to-capital ratio is total debt divided by the sum of total debt and equity. Total debt is the sum of notes and loans payable and long-term debt, as reported in the Consolidated Balance Sheet.
Government mandates (curtailments) are changes to ExxonMobil’s sustainable production levels as a result of production limits or sanctions imposed by governments.
High-value products includes performance products and lower-emission fuels.
Lower-emission fuels are fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel and jet transport.
Net-debt-to-capital ratio is net debt divided by the sum of net debt and total equity, where net debt is total debt net of cash and cash equivalents, excluding restricted cash. Total debt is the sum of notes and loans payable and long-term debt, as reported in the consolidated balance sheet.
Performance products (performance chemicals, performance lubricants) refers to products that provide differentiated performance for multiple applications through enhanced properties versus commodity alternatives and bring significant additional value to customers and end-users.
Total shareholder return (TSR) is defined by FactSet and measures the change in value of an investment in common stock over a specified period of time, assuming dividend reinvestment. FactSet assumes dividends are reinvested in stock at market prices on the ex-dividend date. Unless stated otherwise, total shareholder return is quoted on an annualized basis.
This press release also references Structural Cost Savings, for more details see page 8.
Unless otherwise indicated, year-to-date (“YTD”) means as of the last business day of the most recent fiscal quarter.
Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended March 31,
	2025	2024
Revenues and other income
Sales and other operating revenue	81,058	80,411
Income from equity affiliates	1,369	1,842
Other income	703	830
Total revenues and other income	83,130	83,083
Costs and other deductions
Crude oil and product purchases	46,788	47,601
Production and manufacturing expenses	10,083	9,091
Selling, general and administrative expenses	2,540	2,495
Depreciation and depletion (includes impairments)	5,702	4,812
Exploration expenses, including dry holes	64	148
Non-service pension and postretirement benefit expense	113	23
Interest expense	205	221
Other taxes and duties	6,035	6,323
Total costs and other deductions	71,530	70,714
Income/(Loss) before income taxes	11,600	12,369
Income tax expense/(benefit)	3,567	3,803
Net income/(loss) including noncontrolling interests	8,033	8,566
Net income/(loss) attributable to noncontrolling interests	320	346
Net income/(loss) attributable to ExxonMobil	7,713	8,220

OTHER FINANCIAL DATA
Dollars in millions (unless otherwise noted)	Three Months Ended March 31,
	2025	2024
Earnings per common share (U.S. dollars)	1.76	2.06
Earnings per common share - assuming dilution (U.S. dollars)	1.76	2.06

Dividends on common stock
Total	4,335	3,808
Per common share (U.S. dollars)	0.99	0.95

Millions of common shares outstanding
Average - assuming dilution	4,372	3,998

Taxes
Income taxes	3,567	3,803
Total other taxes and duties	7,066	7,160
Total taxes	10,633	10,963
Sales-based taxes	5,470	5,549
Total taxes including sales-based taxes	16,103	16,512

ExxonMobil share of income taxes of equity companies (non-GAAP)	657	998

ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	17,036	23,029
Cash and cash equivalents – restricted	1,476	158
Notes and accounts receivable – net	46,303	43,681
Inventories
Crude oil, products and merchandise	20,502	19,444
Materials and supplies	3,976	4,080
Other current assets	1,940	1,598
Total current assets	91,233	91,990
Investments, advances and long-term receivables	47,853	47,200
Property, plant and equipment – net	292,646	294,318
Other assets, including intangibles – net	20,176	19,967
Total Assets	451,908	453,475

LIABILITIES
Current liabilities
Notes and loans payable	4,728	4,955
Accounts payable and accrued liabilities	63,987	61,297
Income taxes payable	5,114	4,055
Total current liabilities	73,829	70,307
Long-term debt	32,823	36,755
Postretirement benefits reserves	10,015	9,700
Deferred income tax liabilities	39,091	39,042
Long-term obligations to equity companies	1,381	1,346
Other long-term obligations	24,963	25,719
Total Liabilities	182,102	182,869

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	46,426	46,238
Earnings reinvested	474,290	470,903
Accumulated other comprehensive income	(14,338)	(14,619)
Common stock held in treasury
(3,709 million shares at March 31, 2025, and 3,666 million shares at December 31, 2024)	(243,658)	(238,817)
ExxonMobil share of equity	262,720	263,705
Noncontrolling interests	7,086	6,901
Total Equity	269,806	270,606
Total Liabilities and Equity	451,908	453,475

ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

Dollars in millions (unless otherwise noted)	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	8,033	8,566
Depreciation and depletion (includes impairments)	5,702	4,812
Changes in operational working capital, excluding cash and debt	(878)	2,008
All other items – net	96	(722)
Net cash provided by operating activities	12,953	14,664

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(5,898)	(5,074)
Proceeds from asset sales and returns of investments	1,823	703
Additional investments and advances	(153)	(421)
Other investing activities including collection of advances	93	215
Net cash used in investing activities	(4,135)	(4,577)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	280	108
Reductions in long-term debt	(7)	—
Reductions in short-term debt	(4,541)	(1,106)
Additions/(Reductions) in debt with three months or less maturity	(41)	(5)
Cash dividends to ExxonMobil shareholders	(4,335)	(3,808)
Cash dividends to noncontrolling interests	(141)	(166)
Changes in noncontrolling interests	(12)	(6)
Inflows from noncontrolling interests for major projects	22	12
Common stock acquired	(4,804)	(3,011)
Net cash provided by (used in) financing activities	(13,579)	(7,982)
Effects of exchange rate changes on cash	86	(324)
Increase/(Decrease) in cash and cash equivalents (including restricted)	(4,675)	1,781
Cash and cash equivalents at beginning of period (including restricted)	23,187	31,568
Cash and cash equivalents at end of period (including restricted)	18,512	33,349

ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

Dollars in millions (unless otherwise noted)	1Q25	4Q24	1Q24
Earnings/(Loss) (U.S. GAAP)	7,713	7,610	8,220

Identified Items
Impairments	—	(608)	—
Gain/(Loss) on sale of assets	—	415	—
Tax-related items	—	409	—
Total Identified Items	—	216	—

Earnings/(Loss) Excluding Identified Items (non-GAAP)	7,713	7,394	8,220

Dollars per common share	1Q25	4Q24	1Q24
Earnings/(Loss) Per Common Share (U.S. GAAP) ¹	1.76	1.72	2.06

Identified Items Per Common Share ¹
Impairments	—	(0.14)	—
Gain/(Loss) on sale of assets	—	0.10	—
Tax-related items	—	0.09	—
Total Identified Items Per Common Share ¹	—	0.05	—

Earnings/(Loss) Excl. Identified Items Per Common Share (non-GAAP) ¹	1.76	1.67	2.06

¹ Assuming dilution.

ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

First Quarter 2025	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,870	4,886	297	530	255	18	322	333	(798)	7,713

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,870	4,886	297	530	255	18	322	333	(798)	7,713

Fourth Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,256	5,242	296	106	230	(110)	350	396	(156)	7,610

Identified Items
Impairments	(360)	(48)	(34)	(59)	(43)	(52)	(4)	(8)	—	(608)
Gain/(Loss) on sale of assets	—	385	—	—	—	—	—	—	30	415
Tax-related items	—	238	—	172	—	—	—	(1)	—	409
Total Identified Items	(360)	575	(34)	113	(43)	(52)	(4)	(9)	30	216

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,616	4,667	330	(7)	273	(58)	354	405	(186)	7,394

First Quarter 2024	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,054	4,606	836	540	504	281	404	357	(362)	8,220

Total Identified Items	—	—	—	—	—	—	—	—	—	—

Earnings/(Loss) Excl. Identified Items (non-GAAP)	1,054	4,606	836	540	504	281	404	357	(362)	8,220

ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	1Q25	4Q24	1Q24
United States	1,418	1,468	816
Canada/Other Americas	760	825	772
Europe	4	2	4
Africa	137	198	224
Asia	796	694	711
Australia/Oceania	24	26	30
Worldwide	3,139	3,213	2,557

Net natural gas production available for sale, million cubic feet per day (mcfd)	1Q25	4Q24	1Q24
United States	3,266	3,259	2,241
Canada/Other Americas	42	94	94
Europe	331	349	377
Africa	118	149	150
Asia	3,457	3,183	3,274
Australia/Oceania	1,256	1,297	1,226
Worldwide	8,470	8,331	7,362

Oil-equivalent production (koebd) ¹	4,551	4,602	3,784

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

Refinery throughput, thousand barrels per day (kbd)	1Q25	4Q24	1Q24
United States	1,789	1,957	1,900
Canada	397	411	407
Europe	986	1,077	954
Asia Pacific	447	429	402
Other	191	156	180
Worldwide	3,810	4,030	3,843

Energy Products sales, thousand barrels per day (kbd)	1Q25	4Q24	1Q24
United States	2,728	2,848	2,576
Non-U.S.	2,555	2,689	2,656
Worldwide	5,283	5,537	5,232

Gasolines, naphthas	2,162	2,301	2,178
Heating oils, kerosene, diesel	1,724	1,817	1,742
Aviation fuels	366	369	339
Heavy fuels	158	207	214
Other energy products	873	842	759
Worldwide	5,283	5,537	5,232

Chemical Products sales, thousand metric tons (kt)	1Q25	4Q24	1Q24
United States	1,706	1,682	1,847
Non-U.S.	3,070	2,953	3,207
Worldwide	4,776	4,635	5,054

Specialty Products sales, thousand metric tons (kt)	1Q25	4Q24	1Q24
United States	473	433	495
Non-U.S.	1,463	1,382	1,464
Worldwide	1,936	1,814	1,959

ATTACHMENT V
KEY FIGURES: EARNINGS/(LOSS)

Results Summary

Dollars in millions (except per share data)	1Q25	4Q24	Change vs 4Q24	1Q24	Change vs 1Q24
Earnings (U.S. GAAP)	7,713	7,610	+103	8,220	-507
Earnings Excluding Identified Items (non-GAAP)	7,713	7,394	+319	8,220	-507

Earnings Per Common Share ¹	1.76	1.72	+0.04	2.06	-0.30
Earnings Excl. Identified Items Per Common Share (non-GAAP) ¹	1.76	1.67	+0.09	2.06	-0.30

¹ Assuming dilution.

4Q24 to 1Q25 Earnings Driver Analysis

EARNINGS/(LOSS) BY QUARTER

Dollars in millions (unless otherwise noted)	2025	2024	2023	2022	2021
First Quarter	7,713	8,220	11,430	5,480	2,730
Second Quarter	—	9,240	7,880	17,850	4,690
Third Quarter	—	8,610	9,070	19,660	6,750
Fourth Quarter	—	7,610	7,630	12,750	8,870
Full Year	—	33,680	36,010	55,740	23,040

Dollars per common share [2]	2025	2024	2023	2022	2021
First Quarter	1.76	2.06	2.79	1.28	0.64
Second Quarter	—	2.14	1.94	4.21	1.10
Third Quarter	—	1.92	2.25	4.68	1.57
Fourth Quarter	—	1.72	1.91	3.09	2.08
Full Year	—	7.84	8.89	13.26	5.39

[2] Computed using the average number of shares outstanding during each period; assuming dilution.